ASSET PURCHASE AND SALE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of June, 2000, by and among Balz Medical Services, Inc., a Connecticut corporation, having its principal place of business at 362 Industrial Park Road, Unit #3, Middletown, CT 06457 ("Seller") and MedixDirect.com, LLC, a New York limited liability company, having its principal place of business at 18 West 18th Street, 10th Floor, New York, NY 10011 ("Buyer").

         WHEREAS, Seller owns and operates a health care supply business that supplies medical supplies, nutritional supplements, institutional cleaning products, linens and everyday products to nursing homes, other institutional facilities, and private persons (the "Business").

         WHEREAS, Seller leases office and warehouse space located at 362 Industrial Park Road, Unit #3, Middletown, CT 06457, in connection with the Business (the "Facility").

         WHEREAS, Seller desires to sell, assign, transfer and convey, and Buyer desires to purchase, substantially all of the assets of Seller used in connection with the Business upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the receipt and sufficiency which are hereby acknowledged, Buyer and Seller (collectively, the "Parties") hereby agree as follows.

SECTION 1. SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.

         1.1 Assets to be Sold. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Parties set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, and convey to Buyer at the Closing (as defined in Section 2.4), and Buyer agrees to purchase and accept from Seller at the Closing all of the assets owned and used by Seller in connection with the Business, other than the Excluded Assets (as defined in Section 1.2), (the "Assets") including, but not limited to:

                 (i) all furnishings, furniture, machinery, equipment, supplies, and other personal property (collectively the "Tangible Property") including, without limitation, the Tangible Property identified in Schedule 1.1(i) and intellectual property rights ("Intellectual Property");

                 (ii) all licenses, permits, certificates, consents, approvals, waivers and other authorizations, whether issued or granted by any governmental authority or by any other person, if any, set forth in Schedule 1.1(ii), to the extent transferable (collectively the "Licenses");

                 (iii) all inventory at the Facility (the "Inventory") determined as set forth in Section 1.3;

                 (iv) all rights, title and interest of the Seller in and to all real property leases, including, without limitation, Seller's right, title and interest in and to all structures, fixtures and improvement, for the Facility;

                 (v) all rights of the Seller in, to and under the contracts, licenses, commitments, purchase orders, sales orders and other agreements of the Seller;

                 (vi) all business records, files, invoices, contracts, supplier lists, consultants' reports, budgets and projections and other similar data relating to the Business, all files and records pertaining to employees employed at the Facility, employee benefit plans, all labor and employment agreements, and all other records necessary for the continuing operation of the Facility;

                 (vii) all stationary, purchase orders, forms, labels, shipping material, catalogues, sales literature, art work, photographs and advertising and promotional literature and other selling materials owned by the Seller;

                 (viii) all assets of the foregoing nature purchased or acquired by Seller between the date hereof and the Closing Date (as defined in Section 2.4);

                 (ix) all rights in Seller's equipment leases for equipment located at the Facility or used in connection with the Business and all service contracts for such equipment leases; and

                 (x) all rights to support and maintenance contracts related to the Facility.

         13.1 Excluded Assets. Notwithstanding anything set forth above or in any other provisions of this Agreement, none of the following assets ("Excluded Assets") are to be included in the Assets:

                 (i) Seller's cash, accounts receivable, notes receivable, and/or any other assets described on Schedule 1.2;

                 (ii)   any minute books or stock records of Seller;

                 (iii) any rights of Seller under any contract or lease to which Seller is a party other than the Assumed Contracts (as defined in Section 3.11);

                 (iv)   any equity interest in Seller;

                 (v) Income tax returns, financial and accounting records and supporting materials for all periods of Seller;

                 (vi) Claims for income tax refunds and income tax credits and other refunds and credits due Seller;

                 (vii) Rights of set-off, counterclaim and/or recoupment respecting any obligation or liabilities of Seller which are not assumed by Buyer under the terms of this Agreement; and

                 (viii) All other assets not used primarily in connection with the Facility.

         1.3 Physical Inventory Count; Valuation.

                 (i) Seller will conduct a physical count of inventory at the Facility as of June 2, 2000 (the "Physical Inventory Count"). At Buyer's discretion, and upon Buyer's prior notice to Seller, Buyer may be present during the Physical Inventory Count to count and verify the Assets. Buyer agrees to waive any disputes it may have arising from the Physical Inventory Count if Buyer is not present, for any reason, during the Physical Inventory Count.

                 (ii) Seller will deliver to Buyer on the Closing Date a statement setting forth the results of the Physical Inventory Count (the "Inventory Statement").

                 (iii) Seller will prepare and deliver to Buyer within two (2) weeks after Closing Date, but not later than one (1) month after Closing Date, a statement setting forth the value of the inventory described on the Inventory Statement (the "Inventory Value"). The Inventory Value shall be determined for all items on the Inventory Statement at the invoice price Seller most recently paid for such type of item.

                 (iv) If Buyer notifies Seller in writing within two (2) weeks after its receipt of the Inventory Value that it disputes any price used in the calculation of the Inventory Value and describes such dispute in reasonable detail, Seller will make available to Buyer, within five
                        (5) business days after Buyer's request, copies of the invoices used in preparing the Inventory Value. If Buyer fails to notify Seller of a dispute as to the Inventory Value as herein described, the Inventory Value shown on the statement provided by Seller pursuant to Section 1.3(iii) shall be final and be used for the purposes of
                        Section 2.1 below.

         1.4 Liabilities. Except for liabilities and obligations of Seller pursuant to the Assumed Contracts, and other liabilities and obligations assumed by Buyer as set forth in this Agreement, which Buyer agrees to assume and perform (the "Assumed Liabilities"), Buyer shall not assume, and Seller shall remain responsible for any and all liabilities and obligations of Seller. The only obligations set forth on Schedule 3.4 that Buyer is assuming are the obligations to FMCC, Heller Financial and GFI, which obligations in the aggregate do not exceed one hundred thirty thousand dollars ($130,000).

SECTION 2. PURCHASE PRICE AND CLOSING.

         2.1 Purchase Price. In consideration for the sale, transfer, assignment and conveyance of the Assets, Buyer hereby agrees to pay Seller Three Hundred Thousand Dollars ($300,000.00), plus the Inventory Value (collectively the "Purchase Price"). The Purchase Price shall be paid as follows:

                 (i) Forty Thousand Dollars ($40,000.00) by bank or certified check payable to the order of Seller and delivered to Seller at Closing or by wire transfer made during the Closing, subject to adjustment as provided in Section
                        2.2 below;

                 (ii) Buyer's execution and delivery of a note in the amount of Two Hundred Sixty Thousand Dollars ($260,000.00) (the "Note"), in the form attached as Exhibit A; and

                 (iii) Buyer payment of the Inventory Value in full by bank or certified check payable to the order of Seller and delivered to Seller within 90 days after the Closing Date.

         2.2 Proration of Expenses. Personal property taxes, equipment lease payments, security deposits on leased equipment and leased premises and other payments of like nature shall be adjusted between Seller and Buyer as of the Closing Date. All revenue generated at the Facility prior to the Closing Date, including cash received prior to the Closing Date, bills rendered for services provided prior to the Closing Date, and accounts receivable shall belong to Seller. All operating expenses of the Business incurred and billed to Seller prior to the Closing Date, shall be the obligation of Seller. Such operating expenses shall include, without limitation, rent, equipment leases, employee salaries and benefits, professional fees, taxes, insurance, supplies, and any and all ordinary or extraordinary costs incurred in connection with the operation of the Facility.

         2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets, in accordance with Schedule 2.3 hereto. Seller and Buyer agree to prepare and file all federal, state, local and foreign income tax returns and other filings reflecting the transactions contemplated hereunder on a basis consistent with such allocation, and to cooperate with each other in good faith in preparing any and all statements required to be included in the tax returns, reflecting such allocation. Each party is solely responsible for filing its own tax returns and paying all taxes in connection therewith.

         2.4 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur at a place to be mutually agreed upon by the Parties, on or about June 13, 2000 (the "Closing Date").

SECTION 3. SELLER'S REPRESENTATIONS AND WARRANTIES.

         Seller represents and warrants to Buyer as follows:

         3.1 Organization and Authority; No Conflict.

                  3.1.1 Good Standing. Seller is a corporation, duly organized, validly existing and in legal existence under the laws of the State of Connecticut.

                  3.1.2 Power and Authority Relative to the Asset Purchase. Seller has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by all necessary corporate action of Seller, has been duly and validly executed and delivered by Seller and is a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate any provision of the certificate of incorporation or by-laws of Seller. The execution, delivery and performance of this Agreement will not conflict with, violate or constitute a default under or result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, or lease.

         3.2 Certificate of Incorporation and Bylaws. Correct and complete copies of Seller's certificate of incorporation and bylaws, each as amended to date, have been furnished to Buyer. Such certificate of incorporation and bylaws will not be amended prior to the Closing Date.

         3.3 Financial Statements. Seller has made available to Buyer financial statements (including balance sheets and statements of revenue and expense and tax returns) relating to the operations of the Seller for the fiscal year ended June 30, 1999. All of the foregoing financial statements (collectively, the "Financial Statements") fairly present the financial condition and results of operations of the Seller on the dates and for the financial periods then ended, in accordance with generally accepted accounting principles which have been and will be applied on a basis consistent with prior periods.

         3.4 No Undisclosed Liabilities. Except as set forth in Schedule 3.4, and to the best of Seller's knowledge, the Business is not subject to any liability, whether absolute, contingent, accrued or otherwise (including but not limited to any pension and any other fringe benefit liabilities of any nature), which is not shown or which is in excess of amounts shown or reserved for in the Financial Statements or incurred or accrued since the date of the Financial Statements in the ordinary course of business, or which is not disclosed in this Agreement or in the Schedules attached hereto. The obligations being assumed by Buyer under Schedule 3.4 do not exceed one hundred thirty thousand dollars ($130,000).

         3.5 Litigation. Except as set forth in Schedule 3.5, and to the best of Seller's knowledge, there are no actions, suits or legal, administrative, arbitration or other proceedings pending against Seller or the Facility before or by any governmental department, commission, board or entity which could have a material adverse impact upon the operation of the Business.

         3.6 Compliance with Law and Licensure. Except as set forth on Schedule 3.5, the Facility, to the best of Seller's knowledge, is operating in accordance with applicable state and federal laws and regulations.

         3.7 Title. Seller has good and marketable title to the Assets, free and clear of all liens other than inventory liens that will be discharged with the proceeds of the transaction contemplated hereby and liens relating to obligations being assumed by Buyer. No person has any option or any right capable of becoming an option for the purchase of the Business or any Assets.

         3.8 Tangible Property. To the best of Seller's knowledge, each material piece of Tangible Property used in the Facility is in good and usable working condition, and is suitable for the purposes for which it is used. To the best of Seller's knowledge, no material piece of Tangible Property has been removed from the Facility, except for Tangible Property which has worn out and is being scrapped or abandoned and except for inventory and supplies consumed in the ordinary course of business. All Tangible Property is being transferred to Buyer "as is."

         3.9 Leases. Seller has delivered or shall deliver to Buyer a true, complete and accurate list of all material leases, subleases, conditional sales agreements or other title retention agreements (collectively the "Leases") to which Seller is a party or by which the Seller or the Assets are bound. There is no existing default or event of default or event which with notice or lapse of time or both would constitute a default under the Lease. Seller enjoys peaceful and undisturbed possession under the Lease.

         3.10 Licenses. To the best of Seller's knowledge, there is no License required to be maintained by Seller according to any federal, state or local law, regulation or ordinance for the conduct of Facility which has not already been duly obtained. To the best of the Seller's knowledge, the consummation of this Agreement will not result in any such revocation, cancellation, suspension or modification thereof.

         3.11 Assumed Contracts. Schedule 3.11 lists all material contracts, agreements and instruments, including all modifications amendments and waivers thereto, to which Seller is a party or by which the Facility or any of the Assets are bound (collectively, the "Assumed Contracts"), complete copies of which have been made available to Buyer. Except as set forth in Schedule 3.11,
(a) all Assumed Contracts are in full force and effect and valid and enforceable in accordance with their respective terms except as such may be subject to bankruptcy and other creditors' rights laws and laws limiting injunctive and other equitable relief; (b) Seller is not in default under any such Assumed Contract and no event, occurrence, condition or act now exists or, upon the consummation of the transactions contemplated by this Agreement will exist which, with the giving of notice or the lapse of time or both, would give rise to a default thereunder on the part of Seller or, to the best of Seller's knowledge, any other party thereto or would give rise to the right of any party or parties thereto to cancel or terminate thereunder; and (c) there are no anticipated cancellations or terminations of any such Assumed Contracts.

         3.12 Books and Records. The books and records of the Facility made available to Buyer set forth in all material respects all material transactions affecting the Facility, and such books and records, to the best of Seller's knowledge, are complete and correct in all material respects.

         3.13 Taxes. To the best of Seller's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any taxes attributable to periods prior to the Closing Date by any taxing authority with regard to Seller's income or operations, Assets or any of the transactions contemplated by this Agreement. Seller will have paid, on or before the Closing Date, or made adequate provision for payment of all taxes attributable to the ownership or operation of the Facility for periods prior to the Closing Date.

         3.14 Absence of Certain Changes or Events. Since June 30, 1999, Seller has not, other than in the ordinary course of business consistent with past practice: (i) sold or committed to sell or assigned, transferred or leased any of the Assets; (ii) subject to Section 11, suffered any damage, destruction or loss, not fully covered by insurance, which materially and adversely affects the business, operations, assets or properties of the Facility; or (iii) entered into any material transaction with respect to the Assets.

         3.15 Employee Benefits. Seller has made available to Buyer a list of all benefit plans of Seller within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended to date, ("Benefit Plans") of which Seller has actual knowledge. Seller does not have a direct or indirect, actual or contingent, liability with respect to any Benefit Plan. Neither the Facility or the Assets are subject to any lien under ERISA or the Internal Revenue Code (the "Code"). Each Benefit Plan is in material compliance with its terms and the requirements of applicable law.

         3.16 Employees. Schedule 3.16 attached hereto contains a true, correct and complete list of all employees of Seller and a summary of all benefits provided to such employees as of the date hereof. To the best of Seller's knowledge, there is no litigation or administrative proceeding pending or threatened with regard to any current or former employee, nor has Seller any reason to know of circumstances that might lead to such a dispute. To the best of its knowledge, Seller is in material compliance with all federal, state or other applicable law, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

         3.17 Brokers and Finders. Seller has not dealt with any broker, finder or similar agent with respect to transaction contemplated by this Agreement.

         3.18 Disclosure. To the best of Seller's knowledge, no representation, warranty, covenant or agreement by Seller in this Agreement and no statement contained in any document, including without limitation, financial statements, certificates, or other writing furnished or to be furnished to Buyer or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. To the best of Seller's knowledge, all copies of contracts, agreements and other documents delivered to Buyer or any of its representatives pursuant hereto are true, complete and accurate and reflect the complete understanding among the parties thereto.

SECTION 4. BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer represents and warrants to Seller as follows:

         4.1 Organization and Authority; No Conflict.

                  4.1.1 Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and corporate authority to own its properties and carry on its business as now conducted. Buyer has filed, or will promptly file, with the Secretary of the State of the State of Connecticut a fully-completed application for authority to do business as a foreign corporation in the State of Connecticut.

                  4.1.2 Power and Authority Relative to the Asset Purchase. Buyer has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by all necessary corporate action of Buyer, has been duly and validly executed and delivered by Buyer and is a valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not violate any provision of the certificate of incorporation or by-laws of Buyer. Nor will execution, delivery and performance of this Agreement conflict with or violate any provision of law, or violate or constitute a default under or result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license, permit, or rule or regulation of any court or governmental authority applicable to Buyer.

         4.2 Brokers and Finders. Buyer has not dealt with any broker, finder or similar agent with respect to transaction contemplated by this Agreement.

         4.3 Compliance with Law. Buyer has not received any notice from any governmental authority that it is in violation of any material federal, state or local statute, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to Buyer, including without limitation laws concerning claims for payment for health care goods or services, in a manner which is likely to materially adversely affect its condition (financial or otherwise) or the transactions contemplated by this Agreement.

         4.4 Litigation. There is no litigation, proceeding or investigation pending or threatened against Buyer or affecting any of their properties, rights or assets in any court or before any governmental department, commission, board or entity which is likely to materially and adversely affect its condition (financial or otherwise) or its assets, its business or the transaction contemplated by this Agreement.

SECTION 5. SURVIVAL.

         The representations and warranties contained in this Agreement, shall, except as otherwise provided herein, survive the Closing for a period of twelve
(12) months after the Closing Date.

SECTION 6. CONDITIONS TO BUYER'S OBLIGATIONS.

         The obligation of Buyer to enter into and complete the Closing is conditioned upon the satisfaction, or waiver by Buyer, on or before the Closing Date, of the following conditions:

         6.1 Due Diligence. Buyer shall have completed at its sole cost and expense its due diligence review of the Assets, including without limitation the Facility and its operations, and shall be satisfied with the results thereof. If Buyer is not satisfied with the results of such examinations for any reason whatsoever, Buyer must so notify Seller in writing at least two (2) business days prior to the Closing, whereupon this Agreement, and the rights and obligations of the parties hereunder, shall immediately terminate and be of no further force and effect.

         6.2 Representations and Warranties. The representations and warranties made by Seller contained in this Agreement, the Schedules hereto or in any certificate or document delivered to Buyer by Seller in connection with the transactions contemplated by this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

         6.3 Litigation. No action, proceeding or investigation before any court, arbitration or similar panel or government body or regulatory authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent or materially and adversely affect the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transaction to be rescinded.

         6.4 Material Changes. Subject to the provisions of Section 11, there shall not have been any material adverse change in the Assets from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

         6.5 Compliance Evidence. All proceedings to be taken by Seller in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, instruments and other documents reasonably required by Buyer to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

SECTION 7. CONDITIONS TO SELLER'S OBLIGATIONS.

         Seller's obligation to enter into and complete the Closing is conditioned upon the satisfaction, or waiver, on or before the Closing Date, on all of the following conditions:

         7.1 Purchase Price. Seller shall have received the Purchase Price as provided in Section 2.1.

         7.2 Representations and Warranties. The representations and warranties made by Buyer contained in this Agreement or in any certificate or document delivered to Seller by Buyer in connection with the transactions contemplated by this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

         7.3 Litigation. No action, proceeding or investigation before any court, arbitration or similar panel or government body or regulatory authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent or materially and adversely affect the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transaction to be rescinded.

         7.4 Performance of Covenants. Buyer shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

         7.5 Compliance Evidence. All proceedings to be taken by Buyer in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required by Seller to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

SECTION 8. CONDUCT OF BUSINESS.

         Through the Closing Date, Seller shall continue to (i) conduct the business of the Facility in the ordinary course of business in a manner consistent with past practice, including retention of adequate staff, and purchase of all necessary supplies, (ii) preserve intact the condition of the Facility, (iii) keep available the services of its present employees and reasonably preserve the good will of its suppliers, (iv) maintain or cause to be maintained all Licenses presently in existence, (v) perform all maintenance and repairs reasonably necessary to maintain the Facility and Assets, (vi) maintain or cause to be maintained all insurances upon the Assets and the Facility, including appropriate fire, liability and extended risk, and (vii) take no action which shall cause any of the representations or warranties set forth in this Agreement to be untrue.

SECTION 9. MUTUAL COVENANTS.

         9.1 Access. From the date hereof through the Closing Date, Seller shall provide

Buyer and its authorized employees, agents, officers and representatives with reasonable access to Seller's properties, books, records, contracts, information, and documents as they relate to the Facility and to the Assets, at all convenient times, during regular business hours, for the purpose of making such investigation of the Assets and the business, properties, financial condition and results of operations of the Facility as Buyer may reasonably desire.

         9.2 Licensing and Consents. Prior to Closing, the Parties will cooperate in submitting all applications and other notices to Medicare, Medicaid, HMO's, etc. and all applicable local, state and federal licensing agencies, boards and other bodies which must be submitted in order to obtain all necessary consents, registrations, licensure and other approvals, and shall provide all information and take actions necessary for the obtaining of any required consents or approvals in connection with the transfer of the Assets and/or assumptions of the Assumed Contracts.

         9.3 Post Closing Collection of Receivables.

                  (i) Seller appoints Buyer as its agent and attorney-in-fact for purposes of collecting the accounts receivable listed on Schedule 1.2, in Seller's name and on its behalf, for all services rendered by Seller ("Collection Services").

                  (ii) Seller shall provide Buyer with all information requested by Buyer to permit Buyer to act as Seller's agent for such purposes.

                  (iii) Buyer shall remit to Seller all amounts collected on account of such accounts receivable on a weekly basis and provide Seller a statement summarizing Buyer's performance of Collection Services with each such payment.

                  (iv) Buyer agrees that it shall use good faith and diligent efforts in providing Collection Services. Buyer also agrees to deliver to Seller within five
                           (5) days after the end each month a status report with respect to the remaining accounts receivable.

                  (v) Seller shall compensate Buyer such Collection Services at the rate of One Thousand Dollars ($1,000.00) per month for twelve (12) months after the Closing Date, or such shorter period as requested by Seller.

          9.4 Confidentiality. Except as contemplated by this Agreement or as necessary to carry out the transactions herein set forth, each of the parties hereto shall not disclose the fact of this Agreement or any information or data concerning this Agreement except with the approval of Seller and Buyer. Upon termination of this Agreement for any reason, Buyer shall promptly return to Seller any and all information or documentation provided by Seller to Buyer and all copies thereof in the possession of Buyer or Buyer's representatives.

          9.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as Buyer and Seller shall jointly determine, in writing subject to applicable law. Unless consented to by each party hereto in advance in writing prior to the Closing, all parties hereto shall keep the provisions of this Agreement strictly confidential and make no disclosure thereof to any person, other than such party's respective legal and financial advisors.

SECTION 10. NO REQUIREMENT TO REFER.

         No remuneration payable or paid pursuant to this Agreement or any instruments or documents to be made or delivered in connection herewith, whether direct or indirect, tangible or intangible, and nothing else is intended to, shall have the effect of, or shall be construed to encourage, require or otherwise solicit Seller, or any employee or affiliate of Seller, to refer business of any kind whatsoever to Buyer.

SECTION 11. RISK OF LOSS.

          The risk of loss or damage to the Facility, by fire or otherwise, or by condemnation or any governmental taking, is upon Seller until the Closing of the transactions contemplated hereby, unless such loss is caused by the negligence or willful misconduct of Buyer or Buyer's agents, in which case the loss shall be upon Buyer.

SECTION 12. INDEMNIFICATION; REMEDIES.

         12.1 Indemnification of Buyer. Except as otherwise provided herein, Seller agrees that it will, after the consummation of Closing hereunder, indemnify Buyer and hold it harmless against and in respect of any and all damages, claims, losses, expenses and liabilities, including without limitation reasonable attorneys' fees, which arise or result from (a) the inaccuracy of any representation or warranty made by Seller under this Agreement, (b) any breach or failure of Seller to perform any of its commitments, obligations, covenants or conditions hereunder, (c) the failure of Seller to discharge any of its liabilities, or (d) the operations of the Facility, or the ownership of the Assets prior to the Closing Date.

         12.2 Indemnification of Seller. Except as otherwise provided herein, Buyer agrees that it will, after the consummation of Closing hereunder, indemnify Seller and hold it harmless against and in respect of any and all losses which arise or result from (a) the inaccuracy of any representation or warranty made by Buyer under this Agreement, (b) any breach or failure of Buyer to perform any of its commitments, obligations, covenants or conditions hereunder, including, without limitation, the Assumed Liabilities, (c) the operations of the Business or the Facility or the ownership of the Assets on or after the Closing Date, or (d) any actions of Buyer, its employees or agents, taken before or after the Closing Date.

         12.3 Claims. Notwithstanding anything contained in this Section 12 to the contrary, Buyer and Seller shall have no right to take any action with respect to the other's indemnification obligations under this Section 12, unless and until: (i) the party claiming indemnification (the "indemnified party") shall have given notice to the party against which indemnification is sought (the "indemnifying party") specifying in reasonable detail the matter for which the indemnified party claims indemnification hereunder, and (ii) the indemnifying party shall not have cured at its own expense those matters giving rise to the indemnified party's claim for indemnification within thirty (30) days after such notice (except in connection with any matter which can not be completely cured within said thirty
(30) day period, in which case, if the indemnifying party shall not have commenced to cure such matter within said thirty (30) day period and thereafter diligently pursued said cure to completion). Should a claim be made by a person that is not a party to this Agreement with respect to any matter to which the foregoing indemnity by Seller relates, Buyer shall, at Seller's election, defend such claim and take all reasonable action, as determined by Buyer, to pursue such rights, defenses, claims, counterclaims, set-offs and rights of indemnification which may exist against third parties (including insurers) with respect to such claim as Buyer may deem appropriate. Buyer and their successors and assigns shall assign to Seller any such rights, defenses, claims, counterclaims and set-offs with respect to such claims which Seller may request. In addition, Seller shall be subrogated to all rights of Buyer and their successors and assigns for reimbursement or indemnification with respect to a liability or claim paid by Seller.

         12.4 Third Parties. It is the intent of the Parties that their obligations to each other under this Section 12 do not and will not create any rights whatsoever in any third parties.

         12.5 Limitations. No party shall be liable to the other party under this Section 12 until all claims and demands asserted by such other party exceed an aggregate amount of Ten Thousand Dollars ($10,000), and then such party shall be liable for the full amount (including said $10,000) of such claims and demands.

         12.6 General. Notwithstanding anything to the contrary contained in this Agreement each party's remedies under or in connection with this Agreement shall (i) be limited as set forth in Section 5, (ii) be limited to indemnification under this Section 12, and (iii) with respect to indemnification, where applicable, be subject to the limitations and procedures contained in this Section 12.

SECTION 13. OBLIGATIONS AT THE CLOSING.

         13.1 Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

              (i) a bill of sale, free and clear of all liens, for the Assets being conveyed hereunder;

              (ii) an assignment and assumption agreement conveying the interest of Seller in and to the Intellectual Property, the Assumed Contracts, all warranties, guarantees and assurances (if any) given by third parties with respect to any of the Assets and all Licenses if any relating to the Business and the use and operation of the Assets (to the extent such Licenses exist and are transferable);

              (iii) the Inventory Statement; and

              (iv) any other books, records, documents, and instruments necessary to effect the transfer of Assets by Seller to Buyer in accordance with the provisions of this Agreement.

         13.2 Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following:

              (i) bank or certified check payable to Seller for that portion of the Purchase Price described in Section 2.1(i);

              (ii)  the Note and the Security Agreement;

              (iii) an assumption agreement pursuant to which Buyer assumes and agrees to discharge the Assumed Liabilities; and

              (iv) any documents required to be delivered by Buyer to Seller under the provisions of this Agreement or otherwise necessary to effectuate all other transactions under this Agreement.

SECTION 14. MISCELLANEOUS.

         14.1 Successors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

         14.2 Further Assurances. Each of the Parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

         14.3 No Waiver. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver (by conduct or otherwise) of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether such occurs on one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver or any other term, covenant, representation, or warranty of this Agreement.

         14.4 Entire Agreement. This Agreement (together with the certificates, agreements, Schedules, instruments and other documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

         14.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         14.6 Assignment. Seller shall not assign this Agreement to any other person without the prior notice to Buyer. Buyer in its sole discretion may assign its rights hereunder to one or more affiliates of Buyer or to an entity to be formed by Buyer. No such assignment shall relieve Buyer of it duties obligation under this Agreement.

         14.7 Notices. Any notice, request, instruction or other communications to be given hereunder by any party hereto to another shall be in writing and shall be delivered personally or sent registered or certified mail, postage prepaid:

If to Seller:                               Balz Medical Services, Inc.
                                            362 Industrial Park Road, Unit #3
                                            Middletown, CT  06457
                                            Attn: Harry Dermer

with a copy to:                             Wiggin & Dana
                                            One Century Tower
                                            New Haven, CT 06508-1832
                                            Attn: Merton G. Gollaher, Jr.

If to Buyer:                                MedixDirect.com, LLC
                                            18 West 18th Street
                                            10th Floor
                                            New York, NY 10011
                                            Attn: Henry Kauftheil, Chairman

with a copy to:                             Mordy Gelber
                                            MedixDirect.com, LLC
                                            18 West 18th Street
                                            10th Floor
                                            New York, NY 10011

         14.8 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.9 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that both parties need no sign the same counterpart.

         14.10 Schedules. The Schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

         14.11 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         BALZ MEDICAL SERVICES, INC.


                                         BY:___________________________________
                                         Name:
                                         Title:


                                         MEDIXDIRECT.COM, LLC


                                         BY:___________________________________
                                         Name:
                                         Title:

                                    EXHIBIT A

                                 PROMISSORY NOTE

$260,000.00                                                       June ___, 2000


         FOR VALUE RECEIVED, the undersigned, MedixDirect.com, LLC, a New York limited liability company ("Maker"), promises to pay to the order of Balz Medical Services, Inc., a Connecticut corporation (the "Holder"), c/o Lexington Healthcare Group, Inc. at its principal office at 1577 New Britain Avenue, Farmington, CT 06032, or at such other place as the Holder may designate in writing, without notice or offset, the principal sum of TWO HUNDRED SIXTY THOUSAND DOLLARS ($260,000.00), together with interest from the date hereof at the Interest Rate (as hereinafter defined). This Note is delivered pursuant to an Asset Purchase and Sale Agreement dated as of June 1, 2000, between Maker and Holder (the "Purchase Agreement"), and is secured by certain assets as set forth in a Security Agreement of even date herewith between Maker and Holder (the "Security Agreement" and together with the Purchase Agreement, the "Agreements"). Terms not otherwise defined herein shall have their meanings as set forth in the Agreements.

         Maker agrees to pay all taxes or duties, levied or assessed on this Note against Holder, together with all costs of collection (including attorney fees) incurred in any action to collect this Note.

         As used herein, the term "Interest Rate" means the lowest rate required as of the date hereof under Section 1274 of the Internal Revenue Code of 1986, or any provision succeeding thereto (6.53%), which shall accrue, compounded annually upon the whole of said principal and interest sum remaining from time to time unpaid.

         Maker shall pay principal plus interest in twelve (12) monthly installments, the first of which shall be due on July 1, 2000. If not sooner paid, all outstanding principal plus all accrued interest shall be due and payable on June 1, 2001 (the "Maturity Date").

         Maker may prepay this Note in whole or in part at any time without the necessity of any payment of any fee or penalty for the privilege of making such prepayment. All accrued and unpaid interest and any other costs, charges and sums due under this Note shall be due on the date of any prepayment.

         Maker agrees that if any of the following shall occur (each an "Event of Default"): (i) the Maker shall fail to pay, within five (5) days of the due date hereof, any amount of principal or interest due under this Note; or (ii) upon any default in the performance, or breach, of any other covenant, agreement, or provision contained in this Note or the Agreements, then the entire indebtedness evidenced by this Note, including all accrued and unpaid interest due under this Note, shall accelerate and become immediately due and payable at the option of the Holder.

         Maker agrees that after maturity or upon the occurrence of any Event of Default, the interest rate shall increase by five percent (5%) per annum above the Interest Rate.

         Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate of interest permitted by any applicable law. In the event that any rate of interest required to be paid under this Note exceeds the maximum rate permitted by any such law, such rate shall automatically be reduced to the maximum rate permitted by such law and any amount paid in excess of such rate shall be considered to have been payment(s) in reduction of principal.

         Failure by the Holder to insist upon the strict performance by Maker of any terms and provisions herein shall not be deemed to be a waiver of any terms and provisions herein, and the Holder shall retain the right thereafter to insist upon strict performance by the Maker of any and all terms and provisions of this Note or any document securing the repayment of this Note. No modification or waiver of any provision of this Note and no consent to any departure by Maker therefrom shall in any event be effective unless the same shall be in writing and signed by Maker and Holder.

         MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHT TO NOTICE AND HEARING AS ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE, AND FURTHER, WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF PROTEST AND ANY OTHER FORMALITIES WHICH MAY AFFECT OR IMPEDE THE RIGHT OF THE HOLDER TO EXERCISE ITS RIGHTS TO COLLECT THE SUMS DUE HEREUNDER.

         MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS OF WHICH THIS NOTE IS A PART. MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

         Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

         Maker hereby submits to personal jurisdiction in the State of Connecticut for the enforcement of its obligations hereunder and under any mortgage and/or security agreement securing this Note, and Maker waives any and all rights under the law of any other state to object to jurisdiction within the State of Connecticut for the purposes of litigation to enforce such obligations.

         This Note and the provisions hereof shall inure to the benefit of the Holder, its successors and assigns and shall be binding upon Maker and its successors and assigns.


         IN WITNESS WHEREOF, Maker has executed this instrument as of the date first above written.

                                            MEDIXDIRECT.COM, LLC


                                            BY:  ____________________________
                                            Name:
                                            Title:


                                    GUARANTY

By signing below, eHealthCare Ventures, Inc. ("Guarantor") hereby absolutely and unconditionally guarantees to the Holder the timely payment and performance by Maker of all its obligations under the foregoing Note and/or under any instrument or document made or delivered by Maker pursuant to the Agreements. Guarantor and Maker acknowledge and agree that this guaranty by Guarantor was a material inducement to the Holder entering into the foregoing Note and the Agreements.


                                            eHEALTH CARE VENTURES, INC.


                                            BY:________________________________
                                            Name:
                                            Title:

                                    SCHEDULES

            Schedule 1.1(i)                 Tangible Property

            Schedule 1.1(ii)                Licenses

            Schedule 1.2                    Excluded Assets

            Schedule 2.3                    Allocation of Purchase Price

            Schedule 3.4                    Liabilities

            Schedule 3.5                    Litigation

            Schedule 3.11                   Assumed Contracts

            Schedule 3.16                   List of Employees and their Benefits

         These Schedules are furnished by Seller to Buyer in connection with the sale of assets described in this Agreement. The section numbers of the Schedules correspond to the section numbers of the Agreement; however, any information disclosed in any schedule shall be deemed disclosed and incorporated into all schedules where appropriate. Certain of the schedules reflect information as of April 30th, which information shall be updated and incorporated herein when such information is available as of the Closing Date.